Registration No. 333-143159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REWARDS NETWORK INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-6028875
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Two North Riverside Plaza, Suite 950

Chicago, Illinois 60606

(Address of Principal Executive Offices)(Zip Code)

Rewards Network 401(k) and Profit Sharing Plan

(Full Title of the Plan)

Rewards Network Inc.

Two North Riverside Plaza, Suite 950

Chicago, Illinois 60606

Attention: Roya Behnia

(312) 521-6767

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

REMOVAL OF SECURITIES FROM REGISTRATION

Rewards Network Inc. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-143159) with the Securities and Exchange Commission on May 22, 2007. The Registration Statement covered an aggregate of 100,000 shares of Common Stock, par value $0.02 per share (“Common Stock”), of Rewards Network Inc. to be issued under the Rewards Network 401(k) and Profit Sharing Plan (the “Plan”), and an indeterminate amount of plan interests.

The Plan has terminated the option to invest in shares of Common Stock under the Plan. Any investment of Plan accounts in Common Stock are frozen such that participants in the Plan may only liquidate the Common Stock. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock and plan interests not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 22nd day of June, 2009.

REWARDS NETWORK INC.

By:	/s/ Christopher J. Locke
Christopher J. Locke
Senior Vice President and Chief Financial Officer

Pursuant to the requirement of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and the State of Illinois, on this 22nd day of June, 2009.

Rewards Network 401(k) and Profit Sharing Plan

/s/ Roya Behnia	Trustee
Roya Behnia

/s/ Christopher J. Locke	Trustee
Christopher J. Locke